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                                                                    EXHIBIT 12.1


STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                       2003          2002          2001           2000           1999
                                                     --------      --------      --------       --------       --------
(Loss) Income from continuing operations             $ 15,321      $  2,041      $(26,037)      $ (3,159)      $ (7,623)
Add fixed charges                                      34,662        33,893        32,055         29,117         31,905
                                                     --------      --------      --------       --------       --------
Earnings (as defined)                                $ 49,983      $ 35,934      $  6,018       $ 25,958       $ 24,282
                                                     --------      --------      --------       --------       --------

Fixed charges:
  Interest expense                                      5,223         4,690         5,981          5,442          6,299
  Amortization of debt issuance costs                     943           258           197            172            289
  Estimated interest component of rent expenses        28,496        28,945        25,877         23,503         25,317
                                                     --------      --------      --------       --------       --------

Total fixed charges                                  $ 34,662      $ 33,893      $ 32,055       $ 29,117       $ 31,905
                                                     --------      --------      --------       --------       --------

Ratio of earnings to fixed charges (1)                   1.45x         1.06x           --             --             --
Deficiency in earnings to cover fixed charges              --            --      $ 26,037       $  3,159       $  7,623
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(1)      The "ratio of earnings to fixed charges" represents earnings divided by fixed charges, as defined in the following paragraph. The "deficiency"
         represents the amount of fixed charges in excess of earnings.

         For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings (loss) from continuing operations before income taxes and change in accounting principle plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and one-third of rent expense, which is deemed to be representative of interest expense.